UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           LPL Financial Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   50212V100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2013
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
--------------------------------------------------------------------------------

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 50212V100                                             Page 2 of 6
--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            FPR Partners, LLC
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [ ]
                                                              (b) [ ]


--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware, United States
--------------------------------------------------------------------------------
                           5.      SOLE VOTING POWER

                                   7,660,702
        NUMBER OF      ---------------------------------------------------------
         SHARES            6.      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  0
          EACH         ---------------------------------------------------------
        REPORTING          7.      SOLE DISPOSITIVE POWER
       PERSON WITH:
                                   7,660,702
                       ---------------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            7,660,702
--------------------------------------------------------------------------------
    10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                     [ ]

--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.5% (1)
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON (See Instructions)

            IA
--------------------------------------------------------------------------------

(1) Based upon shares outstanding as of October 21, 2013 as reported by the Issuer on its September 30, 2013 Form 10-Q

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 50212V100                                             Page 3 of 6
--------------------------------------------------------------------------------


Item 1.  Issuer
         ------

        (a) Name of Issuer:
            --------------

            LPL Financial Holdings Inc.

        (b) Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            75 State Street
	    Boston, MA  02109


Item 2.	 Identity And Background
         -----------------------

	(a) Name of Person Filing:
            ---------------------

            FPR Partners, LLC

        (b) Address of Principal Business Office or, if none, Residence:
            -----------------------------------------------------------

	    199 Fremont Street, Suite 2500
	    San Francisco, CA 94105-2261

	(c) Citizenship:
            -----------

            Delaware

	(d) Title of Class of Securities:
            ----------------------------

	    Common Stock

	(e) CUSIP Number:
            ------------

	    50212V100

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 50212V100                                             Page 4 of 6
--------------------------------------------------------------------------------

Item 3.  If this statement is filed pursuant to 240.13d-1(b) or
	 240.13d-2(b) or (c), check whether the person filing is a:
         ---------------------------------------------------------

	(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b) [ ] Bank as defined in section 3(a)(6) of the Act
	        (15 U.S.C. 78c);

	(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

	(e) [X] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

	(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j) [ ] A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);

	(k) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K).


Item 4.  Ownership
         ---------

	(a) Amount beneficially owned: 7,660,702

	(b) Percent of class: 7.5% (1)

	(c) Number of shares as to which the person has:

	    (i) Sole power to vote or to direct the vote: 7,660,702

	    (ii) Shared power to vote or to direct the vote: 0

	    (iii) Sole power to dispose or to direct the disposition of: 7,660,702

	    (iv) Shared power to dispose or to direct the disposition of: 0

(1) Based upon shares outstanding as of October 21, 2013 as reported by the Issuer on its September 30, 2013 Form 10-Q

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 50212V100                                             Page 5 of 6
--------------------------------------------------------------------------------
Item 5.  Ownership Of Five Percent Or Less Of a Class
         --------------------------------------------

         Not Applicable.


Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         Not Applicable.




Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

         Not Applicable.


Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         Not Applicable.


Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.


Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 50212V100                                             Page 6 of 6
--------------------------------------------------------------------------------

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2014


				        FPR Partners, LLC

					/s/ Siu Chiang
					-------------------------------------
               				Name: Siu Chiang
	       				Title: Chief Financial Officer